Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Intersil Corporation:

We consent to the incorporation by reference in the registration statements on Form S-4 (Nos. 333-35052 and 333-46984) and Form S-8 (Nos. 333-117890, 333-88208, 333-31094, 333-50718, 333-50722 and 333-65804) of Intersil Corporation and subsidiaries of our reports dated February 22, 2008, with respect to the consolidated balance sheets of Intersil Corporation and subsidiaries as of December 28, 2007, and December 29, 2006, and the related consolidated statements of operations, shareholders’ equity, comprehensive income and cash flows for each of the years in the two year period ended December 28, 2007, and the related financial statement schedule for each of the years in the two year period ended December 28, 2007, and the effectiveness of internal control over financial reporting as of December 28, 2007, which reports appear in the December 28, 2007, annual report on Form 10-K of Intersil Corporation and subsidiaries.

Our report with respect to the consolidated financial statements of Intersil Corporation and subsidiaries refers to Intersil Corporation and subsidiaries’ adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, effective December 30, 2006, and also the provisions of Statement of Financial Accounting Standard (SFAS) No. 123R, “Share-Based Payment,” effective December 31, 2005, applying the modified prospective method.

KPMG LLP

February 22, 2008

Orlando, Florida

Certified Public Accountants